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                                                                     EXHIBIT 8.2



             [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD]



                                  March , 2001

Board of Directors
Bargo Energy Company
700 Louisiana St., Suite 3700
Houston, Texas 77002

Gentlemen:

         We have acted as counsel for Bargo Energy Company, a Texas corporation ("Bargo"), in connection with the Agreement and Plan of Merger, dated January 24, 2001 between Bargo and Bellwether Exploration Company, a Delaware corporation ("Bellwether"), (the "Merger Agreement"), pursuant to which Bargo will be merged with and into Bellwether.

         All statements of legal conclusions attributable to us in the discussion under the caption "Material U.S. Federal Income Tax Consequences of the Merger" in the prospectus included in the Registration Statement on Form S-4 of Bellwether Exploration Company (the "Registration Statement") filed in respect of the transactions contemplated in the Merger Agreement are our opinion with respect to the matters set forth therein.

         We hereby consent to the references to our firm and this opinion contained in the prospectus included in the Registration Statement. In giving this consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities and Exchange Act of 1933, as amended and the rules and regulations of the Securities and Exchange Commission thereunder.


                                  Very truly yours,

                                  /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. Akin, Gump, Strauss, Hauer & Feld, L.L.P.